UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2016

MVP REIT, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	333-180741	45-4963335
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12730 High Bluff Drive, Suite 110, San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Detroit Garage
MVP REIT, Inc. (the "Company"), through MVP Detroit Center Garage, LLC, an entity owned by the Company and MVP REIT II, Inc. and referred to herein as the "Purchaser", , entered into a Purchase and Sale Agreement (the "Detroit Purchase Agreement") with Center Parking Associates Limited Partnership,  and First American Title Insurance Company, as escrow agent, for the purchase of a multi-level parking garage consisting of approximately 1,275 parking space, located in Detroit, Michigan, for a purchase price of $55 million, plus closing costs. A third party had a right of first refusal to purchase the parking garage, which right of first refusal expired on December 5, 2016.

The material items of the Detroit Purchase Agreement include: (i) the $55 million purchase price, (ii) an earnest money deposit of Five Million Dollars ($5,000,000.00) which was deposited with the escrow agent, and shall be applied to the purchase price (the earnest money deposit is nonrefundable unless the agreement is terminated for Seller's failure to meet a condition precedent or  in certain other limited circumstances, such as seller's breach of the Detroit Purchase Agreement); and (iii) a closing date which is anticipated in mid-January, 2017, or such sooner date as mutually agreed to by both Seller and Purchaser. The Detroit Purchase Agreement also contains additional covenants, representations and warranties and other provisions that are customary  for real estate purchase and sale agreements.  The Purchaser anticipates that funding for the purchase will provided by the Company, MVP REIT II, Inc., funds drawn from the KeyBank Line of credit and  financing obtained from other banks .  In the event financing for the purchase is not obtained in a timely manner, there can be no assurance that the Purchaser will be able to close on the purchase in which event the Purchaser will forfeit its earnest money deposit.

The Company and MVP REIT II anticipate entering into a lease with a national parking operator to operate the parking facility if the acquisition is completed.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MVP REIT, INC.

Date: December 7, 2016	By:	/s/ Michael V. Shustek
	Name	Michael V. Shustek
	Title:	Chief Executive Officer